Exhibit 99.1

Contact:
David Waldman or Natalya Rudman
Crescendo Communications, LLC
Email: mlss@crescendo-ir.com
Tel: 212-671-1020

Milestone Scientific Promotes Arjan Haverhals
to President of Milestone Scientific

ROSELAND, NJ, September 1, 2020 – Milestone Scientific Inc. (NYSE: MLSS), a leading developer of computerized drug delivery instruments that provide painless and precise injections, today announced that it has promoted Jan Adriaan (Arjan) Haverhals to President of Milestone Scientific, replacing Brent Johnston. Mr. Haverhals will continue to serve as President and Chief Executive Officer of the Company’s Wand Dental, Inc. subsidiary.

Mr. Haverhals joined Milestone in June 2020 and brings over 30 years of experience in sales, marketing, product development, and international expansion within the medical device, pharmaceutical, and other industries. Mr. Haverhals has been responsible for the growth and profitability of both startups and global industry leaders, organically and through strategic acquisitions. Since Mr. Haverhals’ recent appointment as President and CEO of Wand Dental, he has enhanced the sales and marketing initiatives around the dental instrument and introduced new collaboration and distribution opportunities. Additionally, as President of Milestone, Mr. Haverhals will take a more active role in accelerating the commercialization of Milestone’s CompuFlo® Epidural Instrument and CathCheck™, both in the U.S. and in Europe, as well as oversee regulatory activities and product manufacturing.

Leonard Osser, Interim CEO of Milestone Scientific, stated, "I am very pleased to announce Arjan’s promotion to President of Milestone Scientific. In the short time since he joined the organization, he has demonstrated strong leadership, organizational skills and sales acumen. His contributions are already evident in the enhanced sales and marketing activities around the dental instrument. In terms of the CompuFlo® Epidural Instrument and CathCheck™, we look forward to his active involvement as we advance discussions with major hospitals and health systems across the U.S. We are also benefitting from his extensive relationships across Europe. We believe Arjan will play a central role in terms of accelerating the commercialization of CompuFlo® and CathCheck™, as we work towards our goal of establishing the instrument as standard of care around the world. Additionally, we would like to thank Brent Johnston, former President of Milestone, for his contributions to the Company and wish him well in his future endeavors.”

Prior to joining the Company, Mr. Haverhals was senior vice president of sales at Xcentric Mold & Engineering, where he was instrumental in increasing sales productivity and efficiency for the company's prototype injection molding services, which included leading healthcare company clients. Previously, at Straumann, LLC, a global leader in manufacturing medical and dental devices with over $1 billion in sales, he held a series of senior sales and marketing roles including vice president of customer marketing & education, where he oversaw all product franchises and led the launch of more than 30 products in the North American market, resulting in double-digit growth. He also served as senior vice president for the Nordic Region at Straumann AB, senior vice president of global sales digital solutions, which included oversight of the strategic acquisition of Etkon; and served as vice president of the Prosthetics Business Unit, where he introduced a new implant and prosthetics product line within a new market segment. He also served as vice president of global marketing & sales at Elkem AS, one of Norway's largest industrial companies. Previously, Mr. Haverhals served as executive vice president of marketing & sales at Cresco Ti Systems Sàrl, a global dental implant company, where he was responsible for turning around and managing global sales, marketing, international business, where he achieved over 100% return on investment for shareholders. Mr. Haverhals holds an MS in Pharmacy from the University of Leyden in the Netherlands.

About Milestone Scientific Inc.

Milestone Scientific Inc. (MLSS) is a biomedical technology research and development company that patents, designs and develops innovative diagnostic and therapeutic injection technologies and instruments for medical, dental, cosmetic and veterinary applications. Milestone's computer-controlled systems are designed to make injections precise, efficient, and virtually painless. Milestone’s proprietary DPS Dynamic Pressure Sensing technology® is our technology platform that advances the development of next-generation devices, regulating flow rate and monitoring pressure from the tip of the needle, through platform extensions for local anesthesia for subcutaneous drug delivery, with specific applications for cosmetic botulinum toxin injections, epidural space identification in regional anesthesia procedures and intra-articular joint injections. For more information please visit our website: www.milestonescientific.com.

Safe Harbor Statement

This press release contains forward-looking statements regarding the timing and financial impact of Milestone's ability to implement its business plan, expected revenues, timing of regulatory approvals and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions, future business decisions and regulatory developments, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone's periodic filings with the Securities and Exchange Commission, including without limitation, Milestone's Annual Report for the year ended December 31, 2019. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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